Exhibit 99.1

FOR:	AMREP Corporation

300 Alexander Park, Suite 204

Princeton, NJ 08540

CONTACT:	Peter M. Pizza

Vice President and Chief Financial Officer

(609) 716-8210

AMREP REPORTS THIRD QUARTER FISCAL 2016 RESULTS

Princeton, New Jersey, March 15, 2016 - AMREP Corporation (NYSE: AXR) today reported a net loss of $569,000, or $0.07 per share, for its 2016 fiscal third quarter ended January 31, 2016 compared to a net loss of $309,000, or $0.04 per share, for the third quarter of fiscal year 2015 ended January 31, 2015. For the first nine months of 2016, the Company had a net loss of $2,424,000, or $0.30 per share, compared to net income of $6,209,000, or $0.79 per share, for the same period of 2015. The Company’s results for both periods in fiscal 2016 were entirely from continuing operations. The results for the three months ended January 31, 2015 consisted of (i) a net loss from continuing operations of $304,000, or $0.04 per share, and (ii) a net loss from discontinued operations of $5,000, or $0.00 per share. The results for the nine months ended January 31, 2015 consisted of (i) a net loss from continuing operations of $1,037,000, or $0.13 per share, and (ii) net income from discontinued operations of $7,246,000, or $0.92 per share, which included a pre-tax gain of $11,155,000 ($7,028,000 after tax, or $0.89 per share) from a settlement agreement with a major customer of the Company’s former Newsstand Distribution Services business. Revenues from continuing operations were $12,198,000 and $32,994,000 for the third quarter and first nine months of 2016 compared to $13,220,000 and $39,898,000 for the same periods of the prior year.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Fulfillment Services business operated by Palm Coast Data LLC and its subsidiary provide subscription fulfillment and related services to publishers and others, and its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area.

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AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(unaudited)

	Three Months Ended January 31,
	2016	2015

Revenues	$12,198,000	$13,220,000

Net income (loss):
Continuing Operations	$(569,000)	$(304,000)
Discontinued Operations	$-	$(5,000)
	$(569,000)	$(309,000)

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(0.07)	$(0.04)
Discontinued Operations	$-	$-
	$(0.07)	$(0.04)

Weighted average number of common shares outstanding	8,038,000	8,026,000

	Nine Months Ended January 31,
	2016	2015

Revenues	$32,994,000	$39,898,000

Net income (loss):
Continuing Operations	$(2,424,000)	$(1,037,000)
Discontinued Operations	$-	$7,246,000
	$(2,424,000)	$6,209,000

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(0.30)	$(0.13)
Discontinued Operations	$-	$0.92
	$(0.30)	$0.79

Weighted average number of common shares outstanding	8,035,000	7,884,000